Filed Pursuant to Rule 433

Registration No. 333-165432-05

$750mm Santander Drive Auto (SDART) 2011-4

Jt-Leads: JPMorgan, Deutsche Bank, Santander

Class A Co-Mgrs: Citi, Wells

CLS	$AMT(mm)	WAL	M/S	E.FNL	L.FNL	PXING	%	CPN	$

A1	$145.800	0.23	P-1/A-1+	03/12	10/12	IL+5	0.41869	0.41869	100.00000
A2	$295.000	0.99	Aaa/AAA	07/13	03/15	EDSF+80	1.376	1.37	99.99796
A3	$59.200	1.94	Aaa/AAA	12/13	09/15	EDSF+100	1.647	1.64	99.99736
B	$77.870	2.41	Aa1/AA	06/14	05/16	IS+220	2.918	2.90	99.99901
C	$98.360	3.11	A1/A	05/15	08/17	IS+300	3.852	3.82	99.99573
D	$73.770	3.85	Baa2/BBB	09/15	09/17	IS+375	4.792	4.74	99.98292

EXPECTED PXG	:	PRICED
EXPECTED SETTLE	:	10/13/11
PXG SPEED	:	1.50% ABS, 10% CLEAN-UP CALL
CUSIPS	:	TBD
REGISTRATION	:	PUBLIC/SEC-REGISTERED
ERISA ELIGIBLE	:	YES
B&D	:	J.P. MORGAN

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.